UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

July 7, 2005
(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.
(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Commission File Number	1-12879

One Rockefeller Plaza, New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number including Area Code	(212) 218-7910

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 7, 2005, Tradeport Development II, LLC (the “Mortgagor”), a subsidiary of Griffin Land & Nurseries, Inc. (“Griffin”), completed a mortgage with First Sunamerica Life Insurance Company (“the Mortgagee”) on two of its industrial buildings aggregating 254,000 square feet located in the New England Tradeport, Griffin’s industrial park in Windsor, and East Granby, Connecticut. The mortgage is for $12.7 million with an interest rate of 5.46%. The mortgage term is ten years with payments based on a thirty year amortization schedule. The Mortgagee may accelerate the obligations under the mortgage upon occurrence of an Event of Default, as defined therein. The mortgage is nonrecourse to Griffin, however, in connection therewith, Griffin entered into a Guaranty Agreement, which provides that Griffin remains liable if the Mortgagor performs certain prohibited acts, as set forth in the Promissory Note dated July 6, 2005.

In addition, in connection with this transaction, Griffin entered into a master lease with its subsidiary for the space (the “Initial Vacant Space”) in the two buildings that was not leased to third party tenants at the time the mortgage was executed. As Griffin enters into approved leases with third party tenants for portions of the Initial Vacant Space, the master lease will be terminated with respect to the space under the approved leases.

Griffin intends to file the mortgage, the underlying promissory note and the guaranty agreement described herein as exhibits to its quarterly report for the period ending May 28, 2005.

Item 2.03.	Execution of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

(a) Please see the Item 1.01 disclosure above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

/s/ Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary

Dated: July 11, 2005